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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Cap Gemini S.A.
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   (Last)                            (First)              (Middle)

     11, rue de Tilsitt
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                                    (Street)

     Paris,                          France                 75017
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     4/15/1999
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Hagler Bailly, Inc. (HBIX)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     4/22/99
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock, par value               Cap Gemini S.A.:            D(1)
   $.01 per share                        1,282,055

                                         Cap Gemini America,         D(2)
                                         Inc.: 470,975
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                         (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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
Explanation of Responses:


(1) These securities are owned solely by Cap Gemini S.A., which is a member of a group with Cap Gemini America, Inc. (formerly named Cap Gemini Holding, Inc.) for the purpose of Section 13(d) of the Exchange Act.

(2) These securities are owned solely by Cap Gemini America, Inc. (formerly named Cap Gemini Holding, Inc.).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

** Signature of Reporting Person

CAP GEMINI S.A.

By: /s/ Serge Kampf
    ---------------
Name: Serge Kampf
Title: Chairman of the Directoire
Date: October 18, 1999

                             Joint Filer Information
                             -----------------------


Name:                               Cap Gemini America, Inc. (formerly named
                                    Cap Gemini Holding, Inc.)


Address:                            1114 Avenue of the Americas
                                    New York, NY 10036


Designated Filer:                   Cap Gemini S.A.

Issuer and
Ticker Symbol:                      Hagler Bailly, Inc. (HBIX)

Date of Event
Requiring Statement:                4/15/1999





Signature:        Cap Gemini America, Inc.


                  By: /s/ Bruce Posner
                      ----------------
                      Name: Bruce Posner
                      Title: Chief Financial Officer and Treasurer
                      Date: October 18, 1999